MuniHoldings Fund, Inc.

File No. 811-8081

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Robert DiMella, a Vice President of the Investmet Advisor and Portfolio Manager to the Registrant is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on his behalf by June 10, 1999; however a late filing was executed on August 26, 1999.